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Exhibit 99.2

Consent

        I hereby consent to the (i) use of my name and biography in Amendment No. 1 to the Registration Statement to be filed by Clarus Therapeutics, Inc., a Delaware corporation ("the Company"), on Form S-1 (File No. 333-170738) and the related prospectus and any amendments or supplements thereto (collectively, the "Registration Statement") with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as the statement that I will become a director of the Company upon the effectiveness of the Registration Statement and (ii) the filing of this consent as an exhibit to the Registration Statement.

Dated: December 23, 2010
/s/ David E. Riggs Name: David E. Riggs

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  Exhibit 99.2
Consent